AWARD AGREEMENT
This Award Agreement (the “Agreement”) is made as of the 29th day of June, 2016 between SIFCO Industries, Inc., an Ohio corporation (the “Company”), and Peter Knapper (“Knapper”). Whereas, Knapper is serving as the Chief Executive Officer (“CEO”) of the Company.
WHEREAS, the Company has heretofore adopted the SIFCO Industries, Inc. 2007 Long-Term Incentive Plan, as amended (the “Plan”); and
WHEREAS, it is a requirement of the Plan that an Agreement be executed to evidence the Restricted Stock granted to a recipient.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree as follows:
1.Grant and Issuance of Restricted Stock. The Company hereby grants to Knapper 30,000 shares of the common stock, par value $1.00 per share, of the Company (the “Restricted Stock”) on the terms and conditions set forth herein and in the Plan, and subject to the terms of the Company’s Stock Ownership and Retention Policy (the “Retention Policy”). The Company shall cause the Restricted Stock to be evidenced by a book entry account maintained by the Company’s stock transfer agent (the “Transfer Agent”). Simultaneous with the execution of this Agreement, Knapper shall deliver to the Company an executed stock power, the form of which is attached hereto as Exhibit “A.” Upon the date the Restricted Stock is evidenced in a book entry account maintained by the Transfer Agent, Knapper shall be a shareholder with respect to the Restricted Stock and shall have all of the rights of a shareholder with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive any dividends and other distributions paid with respect to the Restricted Stock. The executed stock power shall be held by the Company in its control for the account of Knapper until the restrictions set forth in Section 2(a) of this Agreement lapse and Knapper's right to the Restricted Stock vests pursuant to Section 2(b) of this Agreement (at which time the appropriate number of shares of Restricted Stock shall be delivered to Knapper) or, if earlier, until the Restricted Stock is forfeited to the Company and cancelled as provided in Section 2(c) of this Agreement.
2.    Restrictions on and Vesting of the Restricted Stock.
(a)    Except as otherwise provided in this Agreement, none of the Restricted Stock held in a book entry account maintained by the Transfer Agent (including any Restricted Stock issuable, but not yet issued) with respect to which the vesting requirements set forth in Section 2(b) of this Agreement have not been satisfied may be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of. In the event that Knapper purports or attempts to sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of his Restricted Stock in contravention of the previous sentence, then (i) such purported transfer, encumbrance or disposition shall be null and void, and (ii) all of such disposed (or purportedly disposed) Restricted Stock shall be immediately forfeited to the Company without notice for no consideration.
(b)    Knapper’s right to the Restricted Stock shall vest, and the restrictions set forth in Section 2(a) of this Agreement will lapse, on June 28th, 2019, provided that Knapper is CEO as of each such date (the “Vesting Date”).
(c)    In the event that Knapper resigns as CEO (other than by reason of disability) or is removed as CEO (each, a “Termination Event”), in either case prior to the June 28th, 2019, then any Restricted Stock that has not vested as of the date of the Termination Event shall be immediately and automatically forfeited to the Company without notice for no consideration.

3.    Change in Control.
(a)    In General. Unless previously forfeited, or limited pursuant to Section 3(b), the Restricted Stock shall vest in full if (i) a Corporate Transaction occurs (as defined in Section 2.13 of the Plan), and (ii) either (x) Knapper incurs a Separation from Service (as defined in Section 2.43 of the Plan) within twenty-four months following such Corporate Transaction, other than a Separation from Service by the Company for Cause (as defined in Section 2.9 of the Plan) or a Separation from Service by Knapper other than as a result of a reduction in Knapper’s title, duties or compensation, a proposed relocation of Knapper, or Knapper’s death or Disability (as defined in Section 2.15 of the Plan); or (y) the Company does not survive as a standalone entity following such Corporate Transaction, or the Award is terminated in connection with the Corporate Transaction.
(b)    Preclusion of Vesting in Certain Instances. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by Knapper with the Company or any affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Knapper (including groups or classes of grantees or beneficiaries of which the Knapper is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for Knapper (a “Benefit Arrangement”), if Knapper is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Restricted Stock held by Knapper and any right to receive any payment or other benefit under this Agreement shall not become vested (i) to the extent that such right to vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for Knapper under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to Knapper under this Award Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by Knapper from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Knapper without causing any such payment or benefit to be considered a Parachute Payment.
(c)    Time and Form of Payment. Within 70 days after the close of the Corporate Transaction, the Company shall deliver, at its sole discretion, either (i) one share of stock for each vested Restricted Stock, or (ii) the cash equivalent of one share of stock for each vested Restricted Stock, which payout/delivery shall be in lieu of any payout/delivery under Section 2; provided that if such 70-day period begins in one calendar year and end in another, Knapper shall not have the right to designate the year of payment; and, provided further, that the cash equivalent shall be determined using the imputed value as of the close of the Corporate Transaction. The Company and Knapper acknowledge that Treasury Regulation Section 1.162-27(e)(2)(v) applies to this Corporate Transaction situation.
(d)    Agreement Controls. Only the provisions of this Section 3, and not the provisions of any other change in control agreement or other agreement containing change in control provisions, shall apply to the Restricted Stock.
4.    Taxes. The Company shall have the right to require a person entitled to receive the Restricted Stock to pay the Company the amount of any taxes which the Company is or will be required to withhold with respect to such Restricted Stock (either upon vesting or upon the filing of any election under Section 83(b) of the Code with respect to the Restricted Stock) before such Restricted Stock is evidenced by a book entry account.
5.    Delivery of Restricted Stock. Entry of the Restricted Stock in a book entry account maintained by the Transfer Agent, pursuant to this Agreement may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of any federal, state or local law or regulation or any administrative or quasi-administrative requirement applicable to the sale, issuance, delivery or distribution of the Restricted Stock. The Committee may, in its sole discretion, require Knapper to furnish the Company with appropriate representations and a written investment letter prior to the entry of the Restricted Stock in a book entry account maintained by the Transfer Agent.
6.    No Right to Continue as CEO. Nothing in this Agreement shall confer upon Knapper any right to continue to serve as CEO or interfere with or restrict in any way with the right of the Company to remove him as CEO for any reason whatsoever, subject to the terms of the Independent Contractor Agreement between the Company and Knapper.
7.    Acknowledgement.
(a)    Knapper acknowledges and agrees that the Restricted Stock is subject to the Retention Policy.
(b)    Knapper acknowledges that neither the Company nor any of the Company’s affiliates, officer, members, directors, agents or representatives has provided or is providing the undersigned with tax advice regarding the receipt, vesting and ownership of the Restricted Stock subject to this Agreement or any other matter, and the Company has urged Knapper to consult with his own tax advisor with respect to the income taxation consequences of receiving, holding and disposing of the Restricted Stock subject to this Agreement.

8.    Incorporation of Provisions of the Plan. All of the provisions of the Plan pursuant to which the Restricted Stock is granted are hereby incorporated by reference and made a part hereof as if specifically set forth herein, and to the extent of any conflict between this Agreement and the terms contained in the Plan, the Plan shall control. To the extent any capitalized terms are not otherwise defined herein, they shall have the meanings set forth in the Plan.
9.    Invalidity of Provisions. The invalidity or unenforceability of any provision of this Agreement as a result of a violation of any state or federal law, or of the rules or regulations of any governmental regulatory body, shall not affect the validity or enforceability of the remainder of this Agreement.
10.    Waiver and Modification. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the parties hereto.
11.    Interpretation. All decisions or interpretations made by the Committee with regard to any question arising under the Plan or this Agreement as provided by Section 3.1 of the Plan, shall be binding and conclusive on the Company and Knapper.
12.    Multiple Counterparts. This Agreement may be signed in multiple counterparts, all of which together shall constitute an original agreement. The execution by one party of any counterpart shall be sufficient execution by that party, whether or not the same counterpart has been executed by any other party.
13.    Governing Law. This Agreement shall be governed by the laws of the State of Ohio.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and Knapper has hereunto set his hand, all as of the day and year first above written.

SIFCO INDUSTRIES, INC.

By:	/s/ Salvatore Incanno

Its:	VP of Finance and CFO

/s/ Peter W. Knapper
Peter Knapper

Exhibit “A”
Stock Power

FOR VALUE RECEIVED, Peter Knapper hereby sells, assigns and transfers unto SIFCO Industries, Inc. thirty thousand (30,000) shares of common stock, no par value, of SIFCO Industries, Inc. (the “Company”), evidenced in a book entry account maintained by the Company’s stock transfer agent, and does hereby irrevocably constitute and appoint the Secretary of the Company to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

Dated:	6/16/2016	/s/ Peter W. Knapper
Peter Knapper